February 4, 2021

TO:
All Stockholders
(Addressed Individually)

SUBJECT:
Report from the President

FHLBNY Unveils SOFR-Linked ARC Advance Enhancement

At the FHLBNY, we foster a culture built on results, safety, caring and learning. This means that we are focused on the reliable delivery of services to our members, supported by our conservative, low-risk business approach. Our culture focuses on relationships and mutual trust to foster interconnectedness and collaboration while also supporting innovation, agility and flexibility.

Our collaborative culture helps drive innovation. As an example of this, in January, the FHLBNY unveiled a new offering to our membership: a Compounding SOFR-Linked Adjustable Rate Credit (“ARC”) Advance, an enhancement to the SOFR-Linked ARC Advance we originally launched in 2018. This product enhancement was developed in response to member demand, positioning our current offerings to align with developing industry needs. Through significant collaboration by a number of functions across our organization, we were quickly able to develop a product that not only expands and enhances our SOFR advance offerings, but also reflects our ability to meet challenges in an agile and collaborative manner. This is the type of challenge we welcome because it represents an opportunity for us to better serve our members and fulfill our mission.

NJBankers Economic Leadership Forum

On January 15, NJBankers held its 10th annual Economic Leadership Forum to highlight the challenges and opportunities facing New Jersey’s economy. This is an event that we look forward to every year, as it gives us an opportunity to connect with, and hear from, so many of our members and community partners. NJBankers shares the same commitment to New Jersey’s local lenders that we do, and we always appreciate the opportunity to participate in this great event. And while the pandemic necessitated that today’s event be held virtually, we still found opportunities to connect, creating a virtual “booth” to engage with our members during the day.

At the Forum, our Chief Business Officer, Adam Goldstein, led the panel discussion, “Culture Amid COVID: How the Crisis Revealed the Importance of Company Culture.” He was joined by Wendy Cama, a partner at Crowe LLP; Heather Hendry, the Information Security Officer at Peapack-Gladstone Bank; and Kevin Cummings, chairman and CEO of Investors Bank and a member of our Board of Directors.

Director Cummings noted that it is a company’s culture that creates the excitement and optimism its employees feel coming to work each day, and which can help a company make a difference for its people, its customers and the communities it serves. This has been the aim of our own culture management initiative at the FHLBNY, and it was terrific to hear the panel discuss their own culture initiatives, with the entire panel recognizing the value and importance of a strong company culture, especially amid a pandemic. As Adam stated, “in a time when so many of us are apart, a company’s culture can help keep its people together.”

We are thankful that NJBankers continued its tradition of holding this important annual event despite the ongoing challenges presented by the pandemic, virtually bringing together so many thought leaders to discuss a number of issues important to New Jersey’s local lenders – those institutions that will be vital to our region’s recovery. Stronger local lenders mean stronger communities, and a stronger FHLBNY.

FHLBNY Announces Community Investment Virtual Roadshows

Our housing mission is central to our culture, and we take great pride in our ability to partner with our members and housing organizations to drive affordable housing opportunities across our region. On January 19, our Community Investment team hosted a webinar to discuss key changes to our Affordable Housing Program (AHP) and the Homebuyer Dream Program® (HDP) and Community Lending Programs for 2021. These programs are at the heart of our housing mission, and are vital to so many members and community partners, as reflected in the more than 900 registrants for the session. We recorded the webinar (found here) to ensure all stakeholders have the opportunity to receive the information discussed. On February 3, we announced a series of virtual training sessions on the AHP and HDP beginning in late February 2021. Each virtual session is open to all members and housing partners, though we have grouped them by regions within our District to enhance the value of each session. For more information on these sessions, and to register for one, please visit our registration page. We look forward to discussing how our cooperative can assist you in financing your next housing initiative.

FHLBNY Welcomes New Directors

Our company culture starts at the very top, with an active, collegial and collaborative Board of Directors focused on our mission and the stability of our franchise. Later this month, our Board will hold its first set of meetings of 2021. This year, we welcome two new Directors: Danelle M. Barrett, a retired U.S. Navy Rear Admiral, who joins as an Independent Director; and Member Director Thomas J. Kemly, president and CEO of Columbia Bank, based in New Jersey. Last month, our management team held a New Director Orientation for Directors Barrett and Kemly to provide an overview of the reliable funding products and programs we offer our members, the support we provide to our communities, the dedicated team across the Bank that makes it all possible and the Board’s role in our cooperative. During this session, our team was excited to hear Director Kemly speak about his institution’s use of our Small Business Recovery Grant Program, which so many of our members have put to work in the communities they serve.

Our February meetings also mark the first without long-serving former Directors Joseph R. Ficalora, Jay M. Ford and C. Cathleen Raffaeli, who retired from our Board at year-end 2020. We thank Joe, Jay and Cathi for their many contributions to our cooperative over their nearly 40 years of combined service to our Board.

We look forward to the contributions that Directors Barrett and Kemly will make to our Board and our cooperative in their new roles, and our entire team looks forward to working together with our Board to help ensure the FHLBNY continues to serve as a stable source of liquidity and a reliable partner for our members and communities throughout 2021.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.